EXHIBIT 99.1

[International Specialty Products logo]                                NEWS

          INTERNATIONAL SPECIALTY HOLDINGS AND ITS SUBSIDIARIES RECEIVE
              REQUISITE CONSENTS AND SET PRICING FOR TENDER OFFER


NEW YORK - February 1, 2006 - International Specialty Holdings Inc. ("Holdings") and ISP Chemco Inc. ("Chemco"), ISP Chemicals Inc., ISP Minerals Inc. and ISP Technologies Inc. (the "Chemco Purchasers" and, together with Holdings, the "Purchasers") announced today that, in connection with Holdings' previously announced tender offer to purchase for cash all of its outstanding 10.625% Senior Secured Notes due 2009 (the "Holdings Notes") and the Chemco Purchasers' previously announced tender offer to purchase for cash all of their outstanding 10.25% Senior Subordinated Notes due 2011 (the "Chemco Notes"), as well as the related consent solicitations to amend each of the indentures governing the Holdings Notes and the Chemco Notes, the Purchasers have been advised by the depository for the tender offers and consent solicitations that, as of 5 P.M. New York City time on February 1, 2006, holders of a majority in aggregate principal amount of each of the Holdings Notes and the Chemco Notes had validly tendered and not withdrawn their notes and had provided their consents to effect the proposed amendments to the indentures under which the Holdings Notes and the Chemco Notes were issued.

As a result of receiving the requisite consents and tenders for both the Holdings Notes and the Chemco Notes, in order to effect the proposed amendments to the indentures governing each of the notes, the Purchasers will promptly execute and deliver supplemental indentures to the respective indentures. The supplemental indentures (and the proposed amendments contained therein) will not, however, become operative unless and until each of Holdings and the Chemco Purchasers accept the Holdings Notes and the Chemco Notes, as the case may be, for purchase pursuant to the respective tender offers.

The Chemco Purchasers also announced the total consideration for the Chemco Notes validly tendered in the tender offer. The total consideration will be $1,069.32 for each $1,000.00 principal amount of Chemco Notes purchased pursuant to the tender offer, plus accrued and unpaid interest up to, but not including, the date of payment for the Chemco Notes. The total consideration includes a consent payment of $10.00 per $1,000.00 principal amount of Chemco Notes. Holders of the Chemco Notes who have validly tendered and not withdrawn their notes pursuant to the tender offer at or prior to 5 p.m. New York City time on February 1, 2006 will receive the consent payment if and when the Chemco Notes are accepted for payment by the Chemco Purchasers. The total consideration for each $1,000.00 principal amount of Chemco Notes validly tendered and accepted for purchase was determined, based upon an expected payment date of February 16, 2006, by reference to a fixed spread of 50 basis points over the bid-side yield (as reported by Bloomberg U.S. Government Pricing Page "PX3" at 2:00 p.m. New York City time on February 1, 2006) of the 2.75% U.S. Treasury Note due June 30, 2006.

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UBS Securities LLC and Bear, Stearns & Co. Inc. are acting as Dealer Managers in connection with the tender offers and consent solicitations. Questions about the tender offers and consent solicitations may be directed to the Liability Management Group of UBS Securities LLC at (888) 722-9555 x4210 (toll-free), the Global Liability Management Group of Bear, Stearns & Co. Inc. at (877) 696-2327 (toll-free), or to D.F. King & Co., the Information Agent for the tender offers and consent solicitations, at (212) 269-5550 (collect) or (800) 628-8536 (toll-free).

A more comprehensive description of the tender offers and consent solicitations can be found in the Purchasers' Offer to Purchase and Consent Solicitation Statement and the related Letters of Transmittal dated January 19, 2006. Copies of these documents and other related documents can be obtained from the Information Agent.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities and no recommendation is made as to whether or not holders of the Holdings Notes and Chemco Notes should tender their securities pursuant to the tender offers. The tender offers are made only by the Offer to Purchase and Consent Solicitation Statement dated January 19, 2006.

                                      ****

International Specialty Products Inc. ("ISP"), the parent company of International Specialty Holdings Inc. and ISP Chemco Inc., is a leading multinational manufacturer of specialty chemicals, industrial chemicals, synthetic elastomers and mineral products. ISP sells over 400 specialty and industrial chemicals, synthetic elastomers and minerals products to approximately 6,000 customers from a variety of industries in over 90 countries. ISP's headquarters is located in Wayne, New Jersey, USA.

This press release may contain "forward-looking statements" within the meaning of the federal securities laws and, as such, concerns matters that are not historical facts. These statements are subject to risks and uncertainties that could cause the actual results to differ materially from those expressed in such statements. Important factors that could cause such differences are discussed in the filings made by International Specialty Holdings Inc. and ISP Chemco Inc. with the U.S. Securities and Exchange Commission, which are incorporated herein by reference.